                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [X]
Filed by a Party other than the Registrant     [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Equitable Resources, Inc.
        ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

       [X]      No fee required.
       [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.

                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [ ]      Fee paid previously with preliminary materials.
       [ ]      Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration Statement No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

Equitable Logo
                                                            One Oxford Centre
                                                            Suite 3300
                                                            Pittsburgh, PA 15219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 17, 2000

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Wednesday, May 17, 2000, at 10 a.m., Eastern Daylight Time, in the Union Trust Building at Two Mellon Bank Center, 10th Floor, 501 Grant Street, Pittsburgh, Pennsylvania, for the following purposes:

     (1) To elect three directors, each to serve for a term of three years.

     (2) To ratify the appointment of the firm of Ernst & Young LLP as independent auditors for the year 2000.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the By-Laws, the Board of Directors has fixed the close of business on March 8, 2000, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     If you plan to attend the meeting, please complete and return the form which is attached to the proxy card. An admission card will be mailed to you prior to the meeting. Presentation of the admission card upon arrival will expedite registration.

                                           By Order of the Board of Directors

                                               /s/ Johanna G. O'Loughlin

                                                 JOHANNA G. O'LOUGHLIN
                                          Vice President, General Counsel and
                                                       Secretary

March 30, 2000

             YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY
                  MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Equitable Resources, Inc., a Pennsylvania corporation (the "Company" or "Equitable") for use at the Annual Meeting of Shareholders of the Company on Wednesday, May 17, 2000, and at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time by written or oral notice to the Corporate Secretary prior to exercise of the proxy. The shares represented by the proxy will be voted in accordance with the specification made. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals presented to shareholders. This proxy statement and accompanying proxy will be mailed to holders of common stock on or about March 30, 2000.

                       VOTING SECURITIES AND RECORD DATE

     Shareholders of record at the close of business on March 8, 2000, are entitled to notice of and to vote at the Annual Meeting. As of that date, 4,431,276 shares of common stock were outstanding and entitled to be voted. Treasury shares are not included in the total. Record holders are entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting and have cumulative voting rights for the election of directors.

     If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the participant's dividend reinvestment account on the record date, as well as shares registered in the participant's name. Employees holding Company stock in the Employee Savings Plan, the Employee Savings and Protection Plan, the Employee Stock Purchase Plan, and/or as restricted shares under the Company's Long-Term Incentive Plans will receive separate proxy cards and their votes will be cast by the Trustee or Administrator of said plans, in accordance with the instructions on the returned proxy cards.

     Except as set forth below, the Company does not know of any holder who has or shares voting or investment power over more than 5% of the Company's common stock.

                                                      SHARES           PERCENT OF
                                                   BENEFICIALLY       COMMON STOCK
                NAME AND ADDRESS                      OWNED           OUTSTANDING
                ----------------                   ------------       ------------
Wellington Management Company, LLP
75 State Street
Boston, MA 02109                                     3,691,900(1)       11.18%
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777                                1,984,500(2)        6.01%
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071                                1,697,500(3)         5.1%

-------------------------------

(1) This information is based on a Schedule 13G for the year ended December 31, 1999, filed with the Securities and Exchange Commission, reporting that Wellington Management Company, LLP has shared voting power over 607,500 shares, shared dispositive power over 3,691,900 shares and has sole voting and dispositive power over 0 shares.

(2) This information is based on a Schedule 13G for the year ended December 31, 1999, filed with the Securities and Exchange Commission, reporting that The Prudential Insurance Company of America has sole voting and dispositive power over 400 shares and shared voting and dispositive power over 1,984,100 shares.

(3) This information is based on a Schedule 13G for the year ended December 31, 1999, filed with the Securities and Exchange Commission, reporting that Capital Research and Management Company has sole voting or shared voting power over 0 shares and sole dispositive power over 1,697,500 shares.

     As of January 31, 2000, all nominees, directors and officers as a group beneficially owned 514,229 shares representing approximately 1.4% of the Company's outstanding common stock. No nominee, director or named executive officer owned more than 1% of such shares. In computing the percentage ownership for each individual and all nominees, directors and officers as a group, the shares subject to acquisition within 60 days after January 31, 2000, by the particular individual and group are deemed outstanding.

                                   ITEM NO. 1
                             ELECTION OF DIRECTORS

     Pursuant to the Company's Articles, the Board of Directors is divided into three classes and the term of one class expires each year. The terms of E. Lawrence Keyes, Jr., Thomas A. McConomy, Guy W. Nichols and Malcolm M. Prine as Directors expire at the Annual Meeting. Guy W. Nichols has reached the mandatory retirement age and therefore is not eligible to stand for re-election. With Guy
W. Nichols' retirement, the Board of Directors has chosen to reduce the number of directors from 11 to 10. At the Annual Meeting, three nominees, E. Lawrence Keyes, Jr., Thomas A. McConomy and Malcolm M. Prine, will stand for election. All nominees were previously elected by the shareholders.

     To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws.

     Record holders of common stock have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each record shareholder to as many votes as shall equal the number of whole shares held by such shareholder multiplied by the number of directors to be elected, and each such shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such shareholder sees fit. The nominees receiving the highest number of votes are elected.

     Unless authority to do so is withheld by the shareholder, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. Unless otherwise indicated on the proxy by the shareholder, the votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees. The effect of cumulation and voting in accordance with this discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate the votes of shareholders who have not withheld authority to vote in any manner they determine among the nominees. If any of the nominees becomes unavailable for election for any reason, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of directors.

     The information set forth below is given as of January 31, 2000. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation during the past five years unless otherwise indicated. Each individual has sole voting power and sole investment power with respect to the shares shown, except as indicated in the footnotes below.

                   CLASS I NOMINEES FOR ELECTION AS DIRECTORS
                          WITH TERMS EXPIRING IN 2003

E. Lawrence Keyes Photo

E. LAWRENCE KEYES, JR.            AGE 70                DIRECTOR SINCE MAY 1988

Partner, The Fortune Group, LLC (management consulting and investment banking firm) since January 1987.

Chairman of the Compensation Committee.

Shares owned: 2,200


Thomas A. McConomy Photo

THOMAS A. MCCONOMY                AGE 66                DIRECTOR SINCE MAY 1991

Director, Calgon Carbon Corporation (manufacturer and marketer of activated carbon and related products and services) since April 1985; Chairman of the Board, Calgon Carbon Corporation, April 1985 through April 1999; Interim President and Chief Executive Officer, Calgon Carbon Corporation, February, 1998 through April, 1999; President and Chief Executive Officer, Calgon Carbon Corporation, April 1985 through June 1994.

Chairman of the Corporate Governance Committee and a member of the Compensation Committee.

Shares owned: 2,200 (a)


Malcolm M. Prine Photo

MALCOLM M. PRINE                  AGE 71                DIRECTOR SINCE MAY 1982

Chairman of the Board, Core Materials Corp. (manufacturer of plastics moulding) since January 1997; President, Malcar, Inc. (housing business) since January 1990; Chairman and Chief Executive Officer, Bundy Industries, Inc. December 1989 through August 1995.

Chairman of the Audit Committee and a member of the Corporate Governance and Executive Committees.

Shares owned: 2,896

                 CLASS II DIRECTORS WITH TERMS EXPIRING IN 2001


Paul Christiano Photo

PAUL CHRISTIANO, PH. D.           AGE 57                DIRECTOR SINCE MAY 1996

Provost, Carnegie Mellon University (private co-educational research university) since July 1991.

Member of the Audit and Corporate Governance Committees.

Shares Owned: 750


Murry S. Gerber Photo

MURRY S. GERBER                   AGE 47                DIRECTOR SINCE MAY 1998

President and Chief Executive Officer of the Company since June 1998; Chief Executive Officer, Coral Energy, L.P. (energy marketing and services), November 1995 through May 1998; Treasurer, Shell Oil Company, October 1994 through October 1996. Also a director of BlackRock, Inc. since February 2000.

Member of the Executive Committee.

Shares owned: 181,724 (a) (b) (c) (d)


Donald I. Moritz Photo

DONALD I. MORITZ                  AGE 72                DIRECTOR SINCE JUNE 1972

Retired Chairman and Chief Executive Officer of the Company; Interim President and Chief Executive Officer of the Company, July 1997 through May 1998; Chairman and Chief Executive Officer of the Company, December 1993 until retirement in December 1994.

Member of the Executive Committee and Corporate Governance Committees.

Shares owned: 88,792 (a) (e)


J. Michael Talbert Photo

J. MICHAEL TALBERT                AGE 53                DIRECTOR SINCE MAY 1995

President and Chief Executive Officer and Director of Transocean Sedco Forex Inc., (an owner and operator of mobile offshore drilling rigs) since December 1999; Chairman and Chief Executive Officer, Transocean Offshore, Inc. (a predecessor of Transocean Sedco Forex Inc.), September 1994 through December 1999.

Member of the Compensation, Corporate Governance and Executive Committees.

Shares owned: 1,500

                CLASS III DIRECTORS WITH TERMS EXPIRING IN 2002

Phyllis A. Domm Photo

PHYLLIS A. DOMM, ED. D.           AGE 53                DIRECTOR SINCE MAY 1996

Vice President -- Human Resources, MedStar Health (health care services) since March 1998; President, Management and Marketing Solutions, Inc. (marketing, public relations and human resources consulting), July 1997 through February 1998; Senior Vice President -- Health Care Services, Intracoastal Health Systems, Inc., April 1995 through June 1997; Vice President -- Human Resources, Inova Health System, October 1992 through March 1995.

Member of the Audit and Compensation Committees.

Shares Owned: 1,471


James E. Rohr Photo

JAMES E. ROHR                     AGE 51                DIRECTOR SINCE MAY 1996

President and Chief Operating Officer of PNC Financial Services Group, Inc. (financial services) since April 1998; President of PNC Bank Corp., January 1992 through March 1998; President and Chief Operating Officer, PNC Bank, N.A. since April 1988. Also a director of Allegheny Technologies, Inc., Water Pik Technologies, Inc. and PNC Financial Services Group, Inc. (f)

Chairman of the Executive Committee and a member of the Compensation Committee.

Shares Owned: 8,500


David S. Shapira Photo

DAVID S. SHAPIRA                  AGE 58                DIRECTOR SINCE MAY 1987

Chairman and Chief Executive Officer, Giant Eagle, Inc. (retail grocery store chain) since February 1994; Chairman of the Board, Phar-Mor, Inc. (retail chain of general merchandise and variety stores), February 1993 to September 1995. Also a director of Mellon Bank Corporation.

Member of the Audit and Executive Committees.

Shares owned: 2,575 (g)

ALL NOMINEES, DIRECTORS AND OFFICERS (INCLUDING THOSE NAMED ABOVE) 514,229 SHARES (A)(B)(C)(D)(E)(G)

(a) Includes shares held jointly with spouse as to which voting power and investment power are shared.

(b) Includes shares allocated under the Company's Employee Savings Plan: Mr. Gerber, 1,128 shares; all officers, 7,451 shares.

(c) Includes shares allocated under the Company's Employee Stock Purchase Plan:
    Mr. Gerber, 2,693 shares; all officers, 7,727 shares.

(d) Includes 5,000 stock awards which vest on May 4, 2000.

(e) Does not include 1,350 shares owned by Mr. Moritz's wife as to which he disclaims beneficial ownership.

(f) Effective March 15, 2000 PNC Bank Corp. changed its name to PNC Financial Services Group, Inc. It has been announced that Mr. Rohr will replace the retiring Thomas O'Brien as Chief Executive Officer of PNC Financial Services Group, Inc. on May 1, 2000 and as Chairman of the Board of Directors on May 1, 2001.

(g) Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held seven regular meetings and one special meeting during 1999. The standing committees of the Board are the Audit, Compensation, Corporate Governance and Executive Committees. During 1999, attendance of the directors at Board and Committee meetings averaged 94%.

     The AUDIT COMMITTEE consists of five non-employee directors. It reviews the annual financial statements of the Company, examines and considers the scope and adequacy of audits performed by the independent auditors and the Company's internal auditing function, as well as other financial affairs of the Company; recommends to the Board of Directors an independent auditing firm to audit the Company's financial statements; reviews the adequacy of internal controls and management's implementation of recommendations made by the independent auditors and by the auditors performing the internal audit function; and approves fees charged by the independent auditors. It also reviews environmental matters, audits and compliance programs and monitors the overall environmental strategy of the Company. The Committee held four meetings in 1999.

     The COMPENSATION COMMITTEE consists of five non-employee directors. It reviews the base salaries of all executive officers and makes recommendations to the Board of Directors for its approval. It also administers the Short-Term Incentive Compensation Plan, the Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan. It addresses and approves any other compensation and benefits issues which apply to the officers of the Company. The Committee held nine meetings in 1999.

     The CORPORATE GOVERNANCE COMMITTEE consists of five non-employee directors. The Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company and monitoring and recommending enhancements to the Company's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee attempts to locate candidates for Board membership who have attained a prominent position in their field of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Committee will consider nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary. The Committee is also responsible for recommending the level of compensation and other fringe benefits for the Directors. The Committee is also charged with establishing goals for the Chief Executive Officer and for evaluating performance against those goals. The Committee held four meetings in 1999.

     The EXECUTIVE COMMITTEE consists of five non-employee directors and Murry
S. Gerber, President and Chief Executive Officer. The Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law. The Committee held four meetings in 1999.

DIRECTORS' COMPENSATION AND RETIREMENT PROGRAM

     Directors of the Company receive (i) an annual retainer of $24,000 payable quarterly; (ii) a fee of $1,000 for each Board meeting attended; (iii) a fee of $1,000 for each Committee meeting attended; (iv) a fee of $500 for telephonic participation in a meeting; (v) a stock option award; and (vi) life and travel accident insurance. Under a deferred compensation plan for non-employee directors, meeting fees may be deferred until termination of services as a director or such earlier time as the director may elect.

     In May of 1999, the total compensation received by directors was reviewed by an external compensation consultant. The retainer and meeting fees were found to be competitive. The stock ownership opportunities were found to be below market. To make the total compensation mix received by the directors more competitive, the directors approved a curtailment of the prior retirement benefit plan and provided for increased stock option awards each year. The curtailment of the retirement plan provided for a conversion of the directors' accrued benefit to stock-based units which are valued using Equitable's stock price. Dividend values are also applied. The total number of stock-based units created in the conversion was 38,740 at a value of approximately $1,200,000. The stock-based units are available to the directors in cash once they retire from the board, but are forfeited if they die in office or retire with less than five
(5) years of service.

     In May of 1999, the shareholders approved the 1999 Non-Employee Directors' Stock Incentive Plan. Under the new plan, directors may receive stock option awards each year. On May 26, 1999, each director received an award of 4,500 stock options at the market price on the date of grant which was $30.63. These options vest after twelve (12) months and have a ten year exercise term. The number of options awarded in future years will be based on competitive practices as determined by a nationally recognized external consultant. Under the previous 1994 Non-Employee Directors' Stock Incentive Plan, no options could be granted after June 2, 1998.

     In recognition of services rendered by non-employee directors (excluding directors who were former employees) and in furtherance of the Company's community objectives, the Company uses a life insurance program to fund contributions to qualified organizations upon the death of a director. Where possible, policies are written on two directors' lives, with $500,000 payable at each death. The program restricts bequests to civic, charitable and educational organizations with emphasis on those in the Company's operating/service areas. This benefit was discontinued on May 25, 1999 for directors joining the board after that date.

     The Company also provides non-employee directors with $20,000 of life insurance, $20,000 of accidental death and dismemberment insurance and $100,000 of travel accident insurance while traveling on Company business.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's common stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such common stock. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on information provided to the Company by individual officers and directors, the Company believes that during 1999 its officers and directors have timely complied with all filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of the last completed fiscal year, as well as the compensation of John C. Gongas, Jr. who retired from the Company in December 1999 but otherwise would have been one of the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                              ANNUAL COMPENSATION           LONG-TERM COMPENSATION
---------------------------------------------------------------------------------------------------------------------
                                                                                    AWARDS
---------------------------------------------------------------------------------------------------------------------
                                                               OTHER       RESTRICTED    SECURITIES
                                                               ANNUAL        STOCK       UNDERLYING      ALL OTHER
                                        SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS    COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR      ($)     ($)(1)        ($)          ($)(2)          #             ($)(3)
---------------------------------------------------------------------------------------------------------------------
  MURRY S. GERBER               1999    500,000   900,000        0         1,835,625     150,000/0         44,714
  Director, President and       1998    291,681   300,000        0           436,785     210,000/0         20,417
  Chief Executive Officer       1997
---------------------------------------------------------------------------------------------------------------------
  GEORGE P. SAKELLARIS (5)      1999    270,000   163,000        0                 0      50,000/0         15,839
  Senior Vice President         1998    258,305    72,546        0                 0      34,000/0         16,908
                                1997              122,962
---------------------------------------------------------------------------------------------------------------------
  DAVID L. PORGES (6)           1999    270,000   457,000        0           967,875      80,000/0         24,240
  Senior Vice President and     1998    135,000   175,000        0           291,250      94,000/0          5,400
  Chief Financial Officer       1997
---------------------------------------------------------------------------------------------------------------------
  JOHN C. GONGAS, JR.           1999    213,900    75,000        0                 0           0/0        424,202(4)
  Senior Vice President         1998    252,125         0        0                 0      34,000/0         19,766
                                1997    220,810   160,000        0           170,340           0/0         27,117
---------------------------------------------------------------------------------------------------------------------
  GREGORY R. SPENCER            1999    205,000   243,000        0           367,125      50,000/0         17,580
  Senior Vice President and     1998    193,791         0        0                 0      20,000/0         14,040
  Chief Administrative          1997    172,894   110,000        0           133,579           0/0         18,585
    Officer
---------------------------------------------------------------------------------------------------------------------
  JOHANNA G. O'LOUGHLIN         1999    190,000   230,000        0                 0      20,000/0         16,858
  Vice President, General       1998    176,127         0        0                 0      23,000/0         12,220
  Counsel and Secretary         1997    153,444    60,000        0           132,762       8,000/0         18,893
---------------------------------------------------------------------------------------------------------------------

-------------------------------

(1) By Company policy officers are required to defer twenty percent (20%) of their bonus into the Equitable Resources, Inc. Employee Deferred Compensation Plan (the "Deferred Compensation Plan"). The required deferral is invested in Equitable Resources stock which vests in equal increments in January 2001 and January 2002. In addition to the mandatory twenty percent (20%) deferral, Mr. Gerber has elected to defer an additional $489,210 and Mr. Porges has elected to defer his entire bonus into the Deferred Compensation Plan. These additional deferrals and the 25% Company match applicable to them are also invested in Equitable Resources stock.

(2) A restricted stock award for 55,000 shares of the Company's common stock was granted to Mr. Gerber on May 25, 1999. The stock award vests after three (3) years. The value of this award at December 31, 1999 was $1,835,625. A restricted stock award for 29,000 shares of the Company's common stock was granted to Mr. Porges on May 25, 1999. The stock award vests after three (3) years. The value of this award at December 31, 1999 was $967,875. A restricted stock award for 11,000 shares of the Company's common stock was granted to Mr. Spencer on May 25, 1999. The stock award vests after three
    (3) years. The value of this award at December 31, 1999 was $367,125.

(3) Includes the term insurance benefit for split-dollar life insurance policies, matching contributions and other Company contributions to the Employee Savings Plan and the Company's contribution to the Deferred Compensation Plan, as follows:

                                    TERM          SAVINGS PLAN           DEFERRED
                                  INSURANCE       CONTRIBUTION       COMPENSATION PLAN
                                  ---------       ------------       -----------------
Murry S. Gerber                     $  0            $11,600               $33,114
George P. Sakellaris                   0              4,000                11,839
David L. Porges                      121             11,600                12,519
John C. Gongas, Jr.                   45             12,933                 6,224
Gregory R. Spencer                    26             14,600                 2,954
Johanna G. O'Loughlin                  0             13,350                 3,508

(4) John C. Gongas, Jr. retired from the Company effective December 1, 1999. His employment agreement with the Company provided for a lump sum payment of $135,000 and twelve (12) payments totaling $270,000 throughout the year 2000. The employment agreement provides non-competition provisions through November 30, 2000.

(5) George P. Sakellaris resigned as an officer of the Company on January 19, 2000.

(6) David L. Porges was promoted to Executive Vice President and Chief Financial Officer on February 1, 2000.

                           OPTIONS/SAR GRANTS IN 1999

                                INDIVIDUAL GRANTS
                                -----------------                                   POTENTIAL REALIZABLE
                                          % OF TOTAL                                  VALUE AT ASSUMED
                                         OPTIONS/SARS                               ANNUAL RATES OF STOCK
                             OPTIONS/     GRANTED TO    EXERCISE OR                PRICE APPRECIATION FOR
                               SARS       EMPLOYEES     BASE PRICE    EXPIRATION     THE OPTION TERM(3)
           NAME             GRANTED(1)     IN 1999       PER SHARE     DATE(2)         5%          10%
           ----             ----------     -------       ---------     -------         --          ---
Murry S. Gerber               75,000         7.14        $30.1563        2009      $1,410,926   $3,586,356
Murry S. Gerber               75,000         7.14         30.0625        2009       1,417,961    3,593,391
David L. Porges               40,000         3.81         30.1563        2009         752,494    1,912,723
David L. Porges               40,000         3.81         30.0625        2009         756,246    1,916,475
George P. Sakellaris          25,000(4)      2.38         30.1563        2009          35,233       72,811
George P. Sakellaris          25,000(4)      2.38         30.0625        2009          37,578       75,156
Gregory R. Spencer            25,000         2.38         30.1563        2009         470,309    1,195,452
Gregory R. Spencer            25,000         2.38         30.0625        2009         472,654    1,197,797
Johanna G. O'Loughlin         10,000         0.95         30.1563        2009         188,123      478,181
Johanna G. O'Loughlin         10,000         0.95         30.0625        2009         189,061      479,119

-------------------------------

(1) There were no SARs granted.

(2) These options vest equally over a three-year period beginning May 25, 2000, and have an exercise period of ten years from the award date.

(3) The option values presented were calculated based on the share price as of the date of grant at assumed 5% and 10% annualized rates of appreciation for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.

(4) All options were forfeited upon Mr. Sakellaris' resignation from the Company on January 19, 2000.

                    AGGREGATED OPTION/SAR EXERCISES IN 1999
                        AND YEAR-END 1999 OPTION VALUES

                                                              NUMBER OF       VALUE OF UNEXERCISED
                                                             UNEXERCISED          IN-THE-MONEY
                                                           OPTIONS/SARS AT      OPTIONS/SARS AT
                                                            YEAR END 1999        YEAR-END 1999
                                  SHARES                         (#)                 ($)(1)
                                ACQUIRED ON     VALUE      ---------------    --------------------
                                 EXERCISE      REALIZED     EXERCISABLE/          EXERCISABLE/
             NAME                   (#)          ($)        UNEXERCISABLE        UNEXERCISABLE
             ----               -----------    --------     -------------        -------------
Murry S. Gerber                        0              0    110,000/250,000      334,150/520,340
George P. Sakellaris                   0              0      34,000/50,000(2)   180,710/163,280
David L. Porges                        0              0     54,000/120,000      253,810/407,448
Gregory R. Spencer                     0              0     20,000/ 50,000      106,300/163,280
John C. Gongas, Jr.               34,000       $244,460                0/0                    0
Johanna G. O'Loughlin                  0              0      23,000/20,000       122,245/65,312

-------------------------------

(1) Calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of outstanding options at the end of 1999 for the named executive officers. The last reported sale price of the Company's common stock on the New York Stock Exchange on December 31, 1999 was $33.375 per share.

(2) Mr. Sakellaris exercised the 34,000 vested options on January 19, 2000 at a price of $28.06 per share immediately prior to his resignation. The value realized on the exercise of the 34,000 options was $254,024. The remaining 50,000 options that were not yet vested were forfeited upon Mr. Sakellaris' resignation.

                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1999

     No new awards were granted in 1999 under the Company's 1998 Breakthrough Long-Term Incentive Plan.

                   SHAREOWNER RETURN PERFORMANCE PRESENTATION

     The following graph compares the five-year cumulative total return on the Company's common stock with the cumulative total return of the S&P 500 Index, the Value Line Investment Survey -- Natural Gas (Diversified) Industry Group and a self-constructed peer group consisting of companies whose principle businesses are gas exploration and production and natural gas distribution. The graph assumes a $100 investment made on December 31, 1994 and the reinvestment of all dividends.

                                             EQUITABLE                                  VALUE LINE PEER
                                          RESOURCES, INC.         NEW PEER GROUP             GROUP                S & P 500
                                          ---------------         --------------        ---------------           ---------
'1994'                                         100.00                 100.00                 100.00                 100.00
'1995'                                         120.05                 141.13                 135.44                 137.58
'1996'                                         119.02                 185.89                 172.50                 169.17
'1997'                                         147.09                 239.09                 194.94                 225.61
'1998'                                         126.20                 211.14                 193.36                 290.09
'1999'                                         150.20                 204.41                 243.03                 351.13

                                     1994      1995      1996      1997      1998      1999
Equitable Resources, Inc.           100.00    120.05    119.02    147.09    126.20    150.20
New Peer Group(1)                   100.00    141.13    185.89    239.09    211.14    204.41
Value Line Peer Group(1 )           100.00    135.44    172.50    194.94    193.36    243.03
S&P 500                             100.00    137.58    169.17    225.61    290.09    351.13

-------------------------------

(1) In future years, the Company shall use a new self-constructed peer group consisting of Columbia Energy Group, Energen, Keyspan, KNEnergy, MCN, National Fuel Gas, Oneok, Questar and Southwestern Energy rather than the Value Line Peer Group consisting of Cabot Oil & Gas, Coastal Corp, Columbia Energy Group, Consolidated Natural Gas, Devon Energy Corp, Dynegy, Eastern Enterprises, El Paso Energy Corp, Enron Corp, Kinder Morgan, Mitchell Energy & Dev Corp, National Fuel Gas, Ocean Energy, Questar Corp, Southwestern Energy, Union Pacific Resources Group, Vintage Pete and Williams Companies. The reason for this change is the belief that the businesses operated by the self-constructed peer group more closely reflect the businesses engaged in by the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of five independent directors. There are no "Compensation Committee Interlocks" or "Insider Participation" which the Securities and Exchange Commission regulations would require to be disclosed in this proxy statement. The Committee submits its recommendations for executive base salary changes to the full Board of Directors. All other components of executive compensation are acted upon by the Committee and those actions taken are reported to the Board of Directors. The Committee oversees all compensation arrangements applicable to the executive officers including base salaries, benefits, short-term annual incentives, long-term stock based awards and perquisites.

     The following is the Compensation Committee's report, in its role as overseer of the Company's executive pay programs, on 1999 compensation practices for the executive officers of the Company.

COMPENSATION POLICIES ATTRIBUTABLE TO EXECUTIVE OFFICERS

     Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production; natural gas transmission, distribution and storage; and leading-edge energy management services for customers throughout the United States. The Company also has exploration and production interests in the Gulf of Mexico and energy management projects in selected international markets. A major portion of the Company's storage, transportation and distribution of natural gas is subject to rate regulation by federal and state authorities. The Company's compensation arrangements are designed to meet the requirements of each of these business segments in terms of their unique business and human resource needs and goals, while reinforcing the Company's ultimate objective of creating value for shareholders.

     In order to attract, motivate, and retain talented executives, the Company's compensation policy considers the skills, talents, and experience necessary for the successful operation and growth of each major business segment, as well as the unique risk characteristics of each segment. To support the Company's financial performance and shareholder value enhancement objectives, incentive arrangements that focus on achievement of key annual business objectives and the creation of long-term value are in place for the Company's executives.

     The Compensation Committee adheres to an executive compensation strategy as the framework for managing the compensation program for executive officers which includes the following objectives and guidelines:

      -- To establish base salaries at approximately the 50th percentile and, for outstanding performance, potential total cash compensation at the 75th percentile of two comparison groups (peer group and general industry companies of similar revenue size). Competitive practices are determined using independent industry surveys provided by compensation consultants and publicly available compensation information from peer companies.

      -- To link short-term bonus compensation opportunities to the overall performance of the Company and to the individual contribution of each executive. Short-term (annual) incentives are funded when pre-established earnings and operational goals are attained. Awards are distributed to bonus plan participants based on achievement of corporate, business segment and individual performance goals identified annually.

      -- To provide long-term award programs that encourage share ownership by management, reinforce value creation imperatives, align management's interest with shareholder interests and help assure retention of key executive contributors.

     The Compensation Committee believes that stock ownership by management is a crucial tool for focusing management on the enhancement of the Company's shareholder value. Thus, the Committee views stock options and other equity-related arrangements as a key element of the executive compensation program.

BASE SALARIES

     The executive salary structure is based upon studies prepared by independent compensation consultants, primarily using salary surveys of peer group companies. This survey data is supplemented by data from the gas utility and oil/gas exploration and production industries, as well as cross-industry data. The base salary levels are generally targeted at the 50th percentile of the combined survey group.

     Individual salary increases are based primarily upon individual performance, taking into account competitive salaries. Factors included in salary increases are company performance, achievement of strategic and operational initiatives and personal goals and objectives. General economic conditions and marketplace compensation trends are also considered. Independent compensation consultants assist in the evaluation of the marketplace compensation trends.

     In May of 1999, the officers proposed and the Compensation Committee approved a plan to hold officer salaries at the current level throughout 1999 in exchange for receiving the value of their salary increases in additional stock option awards. The next salary review for officers will be in May of 2000.

ANNUAL INCENTIVES

     The Company's Short-Term Incentive Compensation Plan (the "Plan") is structured so that cash bonus payments are made when the Company has met pre-established Board-approved net income and competitive return on total capital goals. Once the thresholds have been met, a bonus pool is funded based on pre-established targets for each participant subject to approval by the Compensation Committee. Awards are based on market competitive bonus targets, individual performance and size of the bonus pool. Participants have individual performance goals established for their position which include financial goals, strategic initiatives, operational and organizational objectives, human resource management goals and environmental management goals, as appropriate. An individual's participation in the bonus pool can be adjusted based on individual performance up to a maximum of 150% of the participant's pool share and down to a minimum of 0% (no award payout).

     The Committee approved the method of determining the 1999 goals for the executive officers of the Company, their bonus targets and the 1999 performance measures for the Company and each business segment. It also set and approved the funding levels for the Plan. In addition, the Committee approved individual bonus awards to Company officers and other headquarters personnel.

     Mr. Gerber was given a targeted bonus of 60% of his annual base salary. Messrs. Porges, Sakellaris, Spencer, and Ms. O'Loughlin had annual incentive targets ranging from 40% to 60% of their base salary.

LONG-TERM INCENTIVES

     The Company utilizes stock options and restricted stock to reinforce its shareholder value creation imperatives, executive retention goals, and to support management ownership as an effective means of aligning management with shareholder interests. Stock-based awards have been made on a market competitive basis. In May of 1999, the shareholders approved the 1999 Equitable Resources Long-Term Incentive Plan. The Company's authority to grant additional awards under the 1994 Equitable Resources Long-Term Incentive Plan expired on May 31, 1999.

     During 1999, the Committee approved 993,200 new stock option awards to 127 employees. The awards were based on the 50th percentile level of long-term incentive opportunities for the same peer group of companies previously referred to for executive officers' compensation. The Committee determined the level of the stock options awarded using the Black-Scholes option-pricing model.

     The options awarded have a three-year graduated vesting period and a ten-year exercise term. The option price was the fair market value(s) on the date the options were granted. Historically, stock option grants have been the primary means of providing long-term incentive compensation to executives.

EXECUTIVE RETENTION STOCK GRANTS

     Under the 1994 Long-Term Incentive Plan, the committee awarded 128,000 stock grants to fourteen (14) employees. These stock grants vest after three years. Unvested awards are forfeited if an employee voluntarily resigns or is terminated for cause.

STOCK OWNERSHIP GUIDELINES

     To promote stock ownership by management, in 1998 the Committee approved new personal stock ownership guidelines for executives. These guidelines require that an executive must retain a minimum of fifty percent (50%) of the net shares received from the exercise of an option until the executive's total stock holdings meet a pre-determined value. For Mr. Gerber, the value is four times base salary. Messrs. Porges, Sakellaris, Spencer, and Ms. O'Loughlin are required to hold stock valued at three times their annual base salary. Once the required value has been reached, the executives may sell any shares greater than the target from stock-based awards and receive cash for the transaction.

BENEFITS BASED ON RETIREMENT OR DEATH UNDER PLANS

     Benefits are based on retirement or death under the Employee Savings Plan, the Deferred Compensation Plan, and the Split-Dollar Life Insurance Program. Company contributions to these plans for the benefit of the named executives are shown in the Summary Compensation Table on page 9.

POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

     In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. Based on current compensation levels of the executive officers, this deductibility limit has no impact on the Company. At such time as the Committee deems it appropriate, it will take the necessary action to insure that the deductibility of executive compensation is maximized.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Murry S. Gerber continues to hold the position of President and Chief Executive Officer. Mr. Gerber received the following compensation in 1999: base salary of $500,000; cash bonus of $900,000; stock grants and options including 55,000 shares in the form of a grant which vests after a three-year period and is grossed up for tax purposes; 75,000 stock options at a strike price of $30.07 which vest equally over a three-year period; 75,000 stock options at a strike price of $30.16 which vest equally over a three-year period and various perquisites. Mr. Gerber continues to be a participant in the 1998 Breakthrough Long-Term Incentive Program.

     The basis for Mr. Gerber's compensation, including the Committee's goals and methodology, is discussed earlier in this report. Mr. Gerber's cash bonus reflects the Corporate Governance Committee's determination that his performance met or exceeded the objectives established by the Committee for 1999, in particular the financial goals. Based upon all of the information considered, the Committee has been advised by its independent compensation consultant that Mr. Gerber's compensation package is market competitive.

     The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                        E. Lawrence Keyes, Jr., Chairman
                                Phyllis A. Domm
                               Thomas A. McConomy
                                 James E. Rohr
                               J. Michael Talbert

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENTS

     Murry S. Gerber entered into an agreement with the Company effective May 4, 1998 under which Mr. Gerber assumed the role of President and Chief Executive Officer on June 1, 1998. This agreement was amended effective December 1, 1999 to provide for more competitive change of control benefits. These benefits are described below.

     David L. Porges, entered into an agreement with the Company effective July 1, 1998 under which Mr. Porges assumed the role of Senior Vice President and Chief Financial Officer. This agreement was amended effective December 1, 1999 to provide for more competitive change of control benefits. These benefits are described below.

     Gregory R. Spencer and Johanna G. O'Loughlin entered into new agreements with the Company effective December 1, 1999. These agreements provide for twelve month non-competition provisions in exchange for twenty-four (24) months of salary and benefits continuance. New change of control agreements have also been entered into providing for more competitive benefits in the event of a change of control. The benefits are described below.

     These agreements were developed to ensure that during a change of control situation, the interests of the shareholders are foremost on the minds of these key executives. The agreements provide for certain specified benefits if a change of control occurs followed by an involuntary or constructive termination of the covered executive within two years after the change event. Messrs. Gerber, Porges, Spencer and Ms. O'Loughlin will receive 36 months of base salary, medical, dental, life and disability insurance; retirement plan credits; three times their highest annual short-term incentive awards during the previous three (3) years; outplacement assistance and legal fees in the event the contract is contested. These payments are grossed up for tax purposes. The executive may elect a lump sum payment or payment of benefits over a specified period of time.

PENSION PLAN

     All executive officers participate in a defined contribution plan pursuant to which the Company contributes an amount equal to a percentage of each employee's base salary to an individual investment account for such employee.

                                   ITEM NO. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as auditors to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2000. Ernst & Young LLP, and its predecessor, have acted as auditors for the Company since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

     Representatives of Ernst & Young LLP expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                         SHAREHOLDER PROPOSALS FOR 2001

     Shareholder proposals submitted for inclusion in next year's proxy materials must be received by the Company no later than November 30, 2000. Shareholder proposals submitted to be considered at the 2001 Annual Meeting without inclusion in next year's proxy materials must be received by the Company not less than 90 days, but not more than 120 days, prior to the date of the Annual Meeting. If the Company is not notified of a shareholder proposal by that date, then proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Proposals should be addressed to the Corporate Secretary, Equitable Resources, Inc., One Oxford Centre, Suite 3300, Pittsburgh, Pennsylvania 15219.

                             ADDITIONAL INFORMATION

OTHER MATTERS

     No matters other than those set forth in the Notice of Meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named in the accompanying proxy will vote in such manner as they may, in their discretion, determine.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail or courier, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph. The Company has also retained ChaseMellon Shareholder Services to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $3,500. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed by the Company for their expenses.

ANNUAL REPORT AND FORM 10-K

     The Annual Report of the Company to shareholders and Form 10-K for the year ended December 31, 1999 are enclosed with this proxy statement.

                                           By Order of the Board of Directors

                                               /s/ Johanna G. O'Loughlin

                                                 JOHANNA G. O'LOUGHLIN
                                          Vice President, General Counsel and
                                                       Secretary

March 30, 2000

                                                                Please mark
                                                              your votes as  [X]
                                                               indicated in
                                                               this example



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND ITEM 2.

1. Election of Directors Nominees: E. Lawrence Keyes, Jr., Thomas A. McConomy 2. Ratify Appointment of Ernst & Young LLP as Auditors
                                   and Malcolm M. Prine

(INSTRUCTIONS: To withhold authority to vote for
particular nominees, write that nominee's name in the   FOR        WITHHELD                    FOR     AGAINST     ABSTAIN
space provided here.)                                   [ ]           [ ]                      [ ]       [ ]         [ ]

-----------------------------------------------------

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted
FOR the election of the nominees in Item 1 above and FOR the election of auditors in Item 2 above. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

                                                                                             THIS PROXY SHOULD BE SIGNED EXACTLY AS
                                                                                             NAME APPEARS HEREON.

                                                                                             Executors, administrators trustees,
                                                                                             etc., should give full title as such.
                                                                                             If the signer is a corporation, please
                                                                                             sign full corporate name by a duly
                                                                                             authorized officer.



Signature________________________________________ Signature________________________________________ Date _____________________, 2000

                              FOLD AND DETACH HERE

The 2000 Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Wednesday, May 17, 2000, at 10 a.m., in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please complete and return the postage-paid reservation card directly to the Company. An admission card will then be mailed to you.

                                       FOLD AND DETACH HERE

                                     EQUITABLE RESOURCES, INC.

                                            RESERVATION

                         I expect to attend the Annual Meeting of Shareholders. Please send me an admission card.


                         NAME OF SHAREHOLDER____________________________________
                                               (Please type or print clearly)


                         HOME ADDRESS___________________________________________


                                     ___________________________________________


                         CITY, STATE AND ZIP CODE_______________________________

                              (To be returned only if you plan to attend)

EQUITABLE                                   One Oxford Centre
  RESOURCES                                 Suite 3300
                                            Pittsburgh, PA 15219


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Johanna G. O'Loughlin and Jean F. Marks are hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 17, 2000, at 10 a.m., in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors and FOR Item 2 and will vote in their discretion on such other matters that may properly come before the meeting.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote had not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Item 2.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                              FOLD AND DETACH HERE


               BUSINESS REPLY MAIL                             NO POSTAGE
FIRST-CLASS MAIL   PERMIT NO. 7362  PITTSBURGH, PA             NECESSARY
                                                                IF MAILED
       POSTAGE WILL BE PAID BY ADDRESSEE                         IN THE
                                                              UNITED STATES

CORPORATE SECRETARY
EQUITABLE RESOURCES INC
ONE OXFORD CENTRE, SUITE 3300
PITTSBURGH, PA 15219